UNITED FINANCIAL BANKING COMPANIES, INC.

Exhibit 23 — Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

United Financial Banking Companies, Inc. and Subsidiaries

We consent to the use of our audit report, dated March 29, 2006, on the consolidated financial statements of United Financial Banking Companies, Inc. and Subsidiaries (Company) as of December 31, 2005 and 2004, and for each of the three years in the period then ended December 31, 2005, incorporated by reference into the Company’s Registration Statement on Form S-8 dated October 7, 1999, and included in the Company’s Form 10-KSB for the year ended December 31, 2005.

/s/ Goodman & Company, L.L.P.

Norfolk, Virginia

April 14, 2006